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                                                                   EXHIBIT 10.40


                              AMENDED AND RESTATED
                              SETTLEMENT AGREEMENT


         THIS AMENDED AND RESTATED SETTLEMENT AGREEMENT (this "Amendment"), dated and effective this 1st day of December, 2001, is by and between HAYES LEMMERZ, S.P.A. an Italian corporation (the "Company"), HAYES LEMMERZ INTERNATIONAL, INC., a Delaware corporation ("HLI"), and GIANCARLO DALLERA, an individual employed by the Company ("Dallera").

         WHEREAS, HLI is the ultimate parent corporation of the Company;

         WHEREAS, the Company and Dallera are parties to an Employment Agreement, dated February 1, 1993 and amended as of June 6, 1996 (the "Employment Agreement");

         WHEREAS, the Company and Dallera are also parties to a Settlement Agreement, dated July 24, 2001 (the "Settlement Agreement");

         WHEREAS, Dallera is a 50% shareholder of Cromodora Wheels S.p.A., an Italian corporation ("Cromodora");

         WHEREAS, there is the potential for a conflict between Dallera's obligations to the Company under and in accordance with the Employment Agreement and Dallera's obligations to Cromodora as a shareholder of Cromodora;

         WHEREAS, Dallera and the Company wish to resolve and settle the conflict described above upon the terms and conditions set forth herein;

         WHEREAS, the Company, HLI and Dallera wish to amend and restate the Settlement Agreement in its entirety and supersede and replace the Settlement Agreement in all respects by this Amendment;

         WHEREFORE, as consideration for the mutual promises, rights and obligations set forth herein, and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Dallera and the Company hereby agree as follows:

         A. Notwithstanding the terms of the Employment Agreement, Dallera shall continue in his current capacity to be employed by, and to render services to, the Company (and its affiliated companies) through November 30, 2003 (or such later date as the parties may hereafter agree in writing) (the "Termination Date"). As of the Termination Date, the Employment Agreement shall be deemed for any and all legal and practical effects (including indemnity for termination due to Dallera pursuant to Italian law and collective agreements) to have been terminated by mutual consent and waiver of notice. Thereafter, Dallera shall be discharged from any duty, obligations and liability to the Company and its affiliates; provided, however, that (if applicable) he shall

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be responsible for preparing the financial statements for the fiscal year ending
December 31, 2003 and to this effect and extent only he shall nominally keep his position as a director and as Chairman of the Board of the Company until such time as such financial statements have been approved by the shareholders of the Company at a duly called meeting held for such purpose.

         B. Within one (1) day after the date of this Amendment, HLI shall pay Dallera a one-time retention bonus of six hundred seventy thousand dollars (USD$670,000) (the "Retention Bonus"). Dallera shall be responsible for paying all withholding taxes, employment taxes and other taxes due with respect to such payment and Dallera shall indemnify and hold HLI harmless from and against the payment of, or any liability relating to, such withholding or other taxes. Upon paying such taxes, Dallera shall promptly notify HLI of the amount of such taxes which are paid (which notification shall include written evidence of the payment of such taxes). The amount of the Retention Bonus less the tax amounts paid by Dallera is referred to herein as the "After-Tax Retention Bonus Payment Amount". The Retention Bonus is being paid on the condition that Dallera remains in the employ of the Company for a period of not less than two (2) years (December 1, 2001 - November 30, 2003, the "Two-Year Period") and, accordingly, the after-tax portion of the Retention Bonus shall be subject to the set-off and repayment provisions set forth in Section C below.

         C. Notwithstanding anything to the contrary contained herein, in the event that, during the Two-Year Period, Dallera's employment hereunder is terminated by the Company or HLI or by Dallera, the Company and HLI shall have the right to set-off the Repayment Amount (as defined below) against any payment due to Dallera and Dallera shall immediately repay to HLI the balance, if any, of the Repayment Amount that is not set-off by the Company or HLI pursuant to this Section C. For purposes of this Amendment, the "Repayment Amount" shall equal the product of (i) the After-Tax Retention Payment Amount multiplied by
(ii) a fraction (A) the numerator of which is the difference between 730 less the number of days Dallera has been employed by the Company beginning on December 1, 2001 and (B) the denominator of which is 730 (Repayment Amount = After-Tax Retention Payment Amount x (730 - number of days employed)/730).

         D. For the period that Dallera shall continue as an employee of the Company in accordance with the previous paragraph until the Termination Date, he shall not, in any manner, accept or act in any management position at or for Cromodora (whether as a director, officer or employee) and he shall not, in any manner, represent himself to any third party as a manager, employee or representative of Cromodora. For the period of his continued employment with the Company until the Termination Date, Dallera shall at all times devote his full attention and efforts to the business and affairs of the Company (and its affiliated companies), except that Dallera may perform those duties for Cromodora as he is required by law to perform as a result of his status as a 50% shareholder of Cromodora. In devoting his full attention and efforts to the business and affairs of the Company (and its affiliated companies), Dallera shall provide full and reasonable cooperation and assistance with respect to areas and matters in which he is



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involved in his employment with the Company. Dallera shall report regularly to the Chief Executive Officer of HLI on the business and affairs of the Company.

         E. In consideration of the agreements set forth herein, each of the Company and Dallera hereby releases the other from and against any and all claims, causes of action, liabilities or damages arising out of or relating to the conflict of interest which may exist between Dallera's obligations to the Company under and in accordance with the Employment Agreement and Dallera's obligations to Cromodora as a shareholder of Cromodora. The foregoing release shall not apply to any breach by a party of the terms of this Amendment.

         F. In the event of a conflict between the terms of the Employment Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control in all respects. This Amendment supersedes and replaces the Settlement Agreement in all respects. Except as modified and amended herein, the Company and Dallera hereby ratify and reaffirm in all respects the terms of the Employment Agreement, which terms as modified above remain in full force and effect.

         WHEREFORE, Dallera and the Company have executed this Amendment as of the date set forth above.

HAYES LEMMERZ, S.P.A.



By:_____________________________            _______________________________
           Patrick Carey                           Giancarlo Dallera
           Director

HAYES LEMMERZ INTERNATIONAL, INC.



By: _____________________________

      Its: ______________________




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